                                                                    EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                            CONTACT:
                                            CATHERINE M. BIFFIGNANI
                                            VICE PRESIDENT, INVESTOR RELATIONS
                                            314-645-6600

                                             [KV PHARMACEUTICAL logo]
                             FOR IMMEDIATE RELEASE


    KV PHARMACEUTICAL COMPANY ACQUIRES TECHNOLOGIES AND ASSETS OF PARTICLE
                         AND COATING TECHNOLOGIES INC.


      ACQUISITION EXPANDS KV'S CAPABILITIES IN DRUG DELIVERY TECHNOLOGIES
                       AND ACCELERATES DRUG DEVELOPMENT


St. Louis, MO, June 14, 2007 - KV Pharmaceutical Company (NYSE: KVa/KVb) announced today that it has acquired all the technologies, assets and related intellectual property of Particle and Coating Technologies Inc. (PCT), a privately held, St. Louis-based company. Terms of the transaction were not disclosed. The acquisition of PCT is expected to augment development of KV's advanced drug delivery product pipeline for both branded and generic products.

PCT is a particle coating company which uses its proprietary processes to develop products for the pharmaceutical, nutritional, veterinary, industrial and cosmetic markets. PCT's technologies include novel particle coatings, controlled release, buccal release, fast dissolving tablets, taste masking, inhalable particle delivery and PLGA or poly(lactic-co-glycolic acid)-based depot type deliveries, among others, and are applied to products developed and marketed internally, as well as out-licensed. Over its short 12-year history, PCT has worked for over 300 client companies including 27 of the global Fortune 500. PCT has executed many royalty-based licenses worldwide, provided technologies for commercial products, and assisted with the ramp-up of several manufacturing plants whose operations are based on PCT's technologies.

Marc S. Hermelin, Chairman of the Board and Chief Executive Officer of KV stated, "We believe that PCT will advance the depth and breadth of KV's already formidable drug delivery expertise, as well as provide immediate benefit to multiple product opportunities currently under development at KV. With PCT's specialization in controlled release, taste masking, buccal release and other proprietary technologies, the synergies between the two companies will be extremely beneficial for new product development, as well as the enhancement of products internally developed for our generic subsidiary, ETHEX Corporation and our branded business, Ther-Rx Corporation.

"We are also delighted to be bringing a local St. Louis company into the KV family. Dr. Bob Sparks and his team are true innovators in drug delivery and we are looking forward to adding their talents," added Mr. Hermelin. PCT founder Dr. Sparks will serve as a consultant to KV after the transaction closes under an exclusive contract.

Dr. Sparks stated, "Joining forces with a pharmaceutical manufacturer/marketer known for its drug delivery expertise is a great next step for PCT. This transaction ultimately enables our technologies to more efficiently find their way into more products, faster, for the benefit of patients, and I am personally pleased that we will be able to see the work begun by our Company continue and flourish under the scientific guidance and marketing expertise of KV Pharmaceutical Company."

ABOUT KV PHARMACEUTICAL COMPANY
-------------------------------

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.


SAFE HARBOR
-----------

The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, acquisitions, revenues, expenditures and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions. Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing, including as a result of so-called authorized-generic drugs; (5) new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment, including regulatory agency and judicial actions and changes in applicable law or regulations; (9) fluctuations in operating results; (10) the difficulty of predicting international regulatory approval, including timing;
(11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation; (14) the outcome of a previously disclosed inquiry into the effect of certain stock option grants by an independent committee of the Company's Audit Committee and the completion of the interim financial statements for the second and third quarters of fiscal 2007; and
(15) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this report.